Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Third Quarter 2010 Results

PLANO, TEXAS — November 1, 2010 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the third quarter of 2010.  Revenues were $22.8 million compared to $16.1 million for the third quarter of 2009.  This year’s first nine months include financial results from Eagle Canada, which was acquired in October 2009.

The Company reported a net loss for the third quarter of 2010 of $1.3 million, or ($0.07) per share, compared to net loss of $1.7 million, or ($0.09) per share, in the third quarter of 2009.  (All per share amounts have been adjusted to reflect the five percent stock dividend paid on May 14, 2010 to shareholders of record as of April 30, 2010).  Third quarter 2010 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased 141 percent to $2.3 million from $1.0 million in the third quarter of 2009.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “As previously indicated, we operated six crews in the U.S. during the third quarter, and we also operated one crew in Canada for the entire quarter and commissioned a second crew late in the quarter.  Our third quarter results were negatively affected by an increase in costs related to the current ramp-up in Canada as we prepare for the upcoming winter season.  We continue to optimize our utilization, keeping our crew count aligned with expected market demand.  Our current backlog is approximately $63 million.

“While overall market conditions remain challenging, we continue to experience improving bidding activity and are beginning to see slightly improved pricing in the U.S.   Additionally, pricing remains steady in Canada.  As a result, we are cautiously optimistic about an improvement in our results for both the fourth quarter and the first quarter of 2011.

“We ended the quarter with $19.6 million in cash and generated $4.1 million in operating cash flow during the quarter.  We remain well capitalized and strong financially, with the financial and operational flexibility to capitalize on the current moderate but steady recovery of the seismic market.”

THIRD QUARTER 2010

Revenues for the third quarter of 2010 were $22.8 million compared to $16.1 million in the third quarter of 2009, an increase of 42%.  The Company operated six crews in the U.S. for the entire third quarter compared to four crews in the U.S. during the third quarter of 2009.

Cost of services rose 34 percent to $18.9 million from $14.1 million in the third quarter of 2009 primarily due to the corresponding increase in revenues and costs incurred in Canada as the Company began to mobilize its operations there for the upcoming winter season.  Cost of services as a percentage of revenues declined to 82.9 percent compared to 87.8 percent in the 2009 third quarter.

Selling, general and administrative expenses (“SG&A”) were $1.6 million, up 59 percent from $1.0 million in the third quarter of 2009 mainly due to the inclusion of Eagle Canada in the 2010 third quarter.  Net loss was $1.3 million, or ($0.07) per share, compared to net loss of $1.7 million, or ($0.09) per share, in the third quarter of 2009.  The Company recorded an income tax benefit of approximately $0.4 million, an effective tax rate of 26 percent, in the third quarter of 2010 compared to an income tax benefit of $1.0 million, an effective tax rate of 36 percent, in the third quarter of 2009.

YEAR-TO-DATE 2010

Revenues for the first nine months of 2010 were $75.6 million compared to $74.7 million in the first nine months of 2009.  Cost of services rose 17 percent to $60.9 million compared to $51.9 million in the first nine months of 2009.  Cost of services as a percentage of revenues increased to 80.5 percent compared to 69.5 percent in the first nine months of 2009.  SG&A expenses for the first nine months of 2010 increased 60 percent to $5.0 million from $3.1 million in the comparable period of 2009.  Net loss was $1.9 million, or ($0.10) per share, compared to net income of $4.5 million, or $0.24 per diluted share, for the first nine months of 2009.  Year to date EBITDA* was $9.8 million compared to $19.6 million for the same period of 2009.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, November 1, 2010, at 9:30 a.m. Eastern Time.  To participate in the conference call, dial 480-629-9692 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 15, 2010.  To access the replay, dial 303-590-3030 using a pass code of 4372329#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

- Tables to follow -

TGC Industries, Inc.

Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$22,843,724	$16,083,161	$75,618,349	$74,685,172

Cost and expenses
Cost of services	18,932,507	14,120,847	60,854,197	51,931,010
Selling, general and administrative	1,579,159	994,643	5,008,469	3,136,509
Depreciation and amortization expense	3,863,486	3,449,011	11,520,417	10,881,764
	24,375,152	18,564,501	77,383,083	65,949,283

Income (loss) from operations	(1,531,428)	(2,481,340)	(1,764,734)	8,735,889

Interest expense	187,328	245,751	617,142	782,711

Income (loss) before income taxes	(1,718,756)	(2,727,091)	(2,381,876)	7,953,178

Income tax expense (benefit)	(447,949)	(992,726)	(450,970)	3,410,612

NET INCOME (LOSS)	$(1,270,807)	$(1,734,365)	$(1,930,906)	$4,542,566

Earnings per common share:
Basic	$(0.07)	$(0.09)	$(0.10)	$0.24
Diluted	$(0.07)	$(0.09)	$(0.10)	$0.24

Weighted average number of common shares outstanding:
Basic	19,204,448	19,199,552	19,202,250	19,192,575
Diluted	19,204,448	19,199,552	19,202,250	19,240,516

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2010 to shareholders of record as of April 30, 2010.  The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.  TGC Industries, Inc. acquired Eagle Canada, Inc. during October of 2009, and the earnings of Eagle Canada are included in the three and nine month periods ended September 30, 2010.

TGC Industries, Inc.

Condensed Balance Sheet

	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$19,578,600	$25,504,149
Receivables (net)	10,089,143	9,455,224
Pre-Paid expenses and other	3,699,827	2,066,531
Current assets	33,367,570	37,025,904
Other assets (net)	1,484,071	1,440,488
Property and equipment (net)	44,336,813	47,583,333
Total assets	$79,188,454	$86,049,725

Current liabilities	$17,566,285	$19,730,270
Long-term obligations	4,598,157	6,507,147
Long-term deferred tax liability	5,723,149	7,117,030
Shareholders’ equity	51,300,863	52,695,278
Total liabilities & equity	$79,188,454	$86,049,725

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Income (Loss)	$(1,270,807)	$(1,734,365)	$(1,930,906)	$4,542,566
Depreciation and amortization	3,863,486	3,449,011	11,520,417	10,881,764
Interest expense	187,328	245,751	617,142	782,711
Income tax expense (benefit)	(447,949)	(992,726)	(450,970)	3,410,612

EBITDA	$2,332,058	$967,671	$9,755,683	$19,617,653

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